NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL ANNOUNCES EXECUTIVE PROMOTIONS

Executives Roger Busse and Casey Hogan Named Chief Operating Officer and Chief Credit Officer

EUGENE, OR, April 6, 2005 ---Pacific Continental Corporation (Nasdaq: PCBK), the bank holding company for Pacific Continental Bank, today announced two executive promotions. Effective immediately, Executive Vice President, Roger Busse, is promoted and named Chief Operating Officer and Senior Vice President, Casey Hogan, is promoted and named Chief Credit Officer.

“Both Roger and Casey have demonstrated exceptional leadership and management skills, and I’m very pleased to announce these promotions,” said Hal Brown, Pacific Continental’s president and CEO. “These appointments provide the bank with additional executive oversight and leadership to meet the organization’s growth objectives,” added Brown.

Prior to his promotion to Chief Operating Officer, Mr. Busse served as the bank’s Chief Credit Officer. Mr. Busse’s new responsibilities will expand his leadership and oversight to include, among other administrative functions, human resources, merchant bankcard, and general bank operations. Mr. Busse will retain oversight of credit administration and will continue as a member of the bank’s Operating Committee reporting to Hal Brown, president and CEO of Pacific Continental.

Prior to joining Pacific Continental Bank in March 2003, Mr. Busse served in a variety of credit and commercial lending positions over a 25-year career with US Bank. He is a graduate of the Pacific Coast Banking School, holds a bachelor's degree from Reed College, a master’s degree from Harvard University, and is a graduate of the Harvard/MIT executive negotiation curriculum. Busse is a featured faculty member at the ABA sponsored Western Banking Commercial Lending School and holds the distinction of a Certified Management Consultant (CMC).

Mr. Hogan was promoted to Chief Credit Officer, assuming Mr. Busse’s former responsibilities that include all facets of credit administration including credit policy, loan approval and review, credit risk evaluation, collateral and loan documentation, as well as collection and lending compliance. Mr. Hogan will also continue serving as a member of the bank’s Operating Committee and will report to Mr. Busse. Prior to this promotion, Mr. Hogan served as the bank’s Senior Credit Officer.

Prior to joining Pacific Continental in 1995, Mr. Hogan served in a variety of lending positions over an 18-year career with Idaho First National and West One Banks. He is a graduate of Pacific Coast Banking School and attended Montana State University. Mr. Hogan is a past president of both the Eugene Chamber of Commerce and the Lane Metro Partnership.

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About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state's two largest commercial markets. Pacific Continental targets the banking needs of community-based businesses, professional service groups, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-one years, and since 1979 the company has paid a cash dividend in twenty-six out of twenty-seven years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen.” The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 “Business of the Year.” Pacific Continental Corporation’s shares are listed on the NASDAQ’s National Market under the symbol "PCBK." Additional information on Pacific Continental and its services including online and electronic banking can be found at www.therightbank.com.

Safe Harbor

This release contains ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 (``PSLRA''). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company’s banking subsidiary , particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly on-going compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank’s Portland market; the company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time-to-time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

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